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Exhibit 21.1

SOUTHERN COPPER CORPORATION
Subsidiaries
(More than 50% ownership)

Name of Company		Percentage of voting Securities owned or other bases of control
PARENT:	Americas Mining Corporation (Delaware)
Registrant:	Southern Copper Corporation (Delaware)
	Compañia Minera Los Tolmos S.A. (Peru)	100.00
	Southern Peru Limited (Delaware)	100.00
	Minera El Pilar (Mexico)	100.00
	Minera Stingray S.A. de C.V. (Mexico)	100.00
	Recursos Stingray S.A. de C.V. (Mexico)	100.00
	Americas Sales Company, Inc.(Delaware)	100.00
	Minera Mexico, S.A. de C.V. (Mexico)	99.96
	Buenavista del Cobre, S.A de C.V. (Mexico)	100.00
	Industrial Minera Mexico, S.A. de C.V. (Mexico)	100.00
	Mexicana de Cobre, S.A. de C.V. (Mexico)	98.20
	Mexicana del Arco, S.A. de C.V. (Mexico)	100.00
	Minera Mexico Internacional, Inc. (Delaware)	100.00
	Operadora de Minas e Instalaciones Mineras, S.A. de C.V.(Mexico)	100.00
	Servicios de Apoyo Administrativo, S.A. de C.V. (Mexico)	100.00

        Not included in this listing are subsidiaries, which would not constitute a significant subsidiary.

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  Exhibit 21.1
SOUTHERN COPPER CORPORATION Subsidiaries (More than 50% ownership)